Exhibit 99.1

DXC Technology Names Ian Read, Former Chairman and CEO of Pfizer, as Board Chairman

TYSONS, Va., Feb. 6, 2020 – DXC Technology (NYSE: DXC) today announced that the board of directors has elected Ian Read, former chairman and chief executive officer of Pfizer, as its new chairman.

According to Manoj Singh, head of the board’s nominating/corporate governance committee, Read’s appointment will become effective on March 16. Read succeeds current board chairman David Herzog, who in December 2019 had agreed to serve in the role until the board completed its search for a permanent chair. Herzog will continue as a member of the board and as chair of the board’s audit committee.

Read retired as Pfizer’s executive chairman on Dec. 31, 2019, completing an extraordinary, 41-year career with the global pharmaceutical company. “During his nine years as CEO and chairman, Ian brought a consistent focus on culture, talent, growth and value creation, as Pfizer transformed to become a stronger and more stable enterprise,” Singh noted.

“In DXC, I see the makings of a true global leader in IT services,” Read said. “I’m looking forward to working closely with our president and CEO, Mike Salvino, and the other board members as DXC continues its transformation journey and reaches its full potential, becoming a preferred destination for customers and talent alike.”

“The board and I are thrilled to have someone as talented as Ian joining our team to help us on our transformation journey,” Salvino said. “His deep experience in dealing with customers, people and operational execution during his career at Pfizer will be invaluable to DXC’s future success. I also want to express my deep appreciation to David for his leadership as board chairman, and our gratitude that he will continue in his role as chairman of the audit committee.”

Read received his B.Sc. in chemical engineering from London University Imperial College. He earned his Chartered Accountants certification from the Institute of Chartered Accountants of England and Wales.

Read also serves on the board of directors of Kimberly-Clark Corporation.

About DXC Technology
DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. With decades of driving innovation, the world’s largest companies trust DXC to deploy our enterprise technology stack to deliver new levels of performance, competitiveness and customer experiences. Learn more about the DXC story and our focus on people, customers and operational execution at www.dxc.technology.

Contacts
Rich Adamonis, +1.862.228.3481, radamonis@dxc.com
Shailesh Murali, Investor Relations, +1.703.245.9700, shailesh.murali@dxc.com